Calculation of Filing Fee Tables
S-4
ICAHN ENTERPRISES L.P.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	9.750% Senior Notes Due 2029	457(o)	700,000,000		$ 700,000,000.00	0.0001476	$ 103,320.00
Fees to be Paid	2	Other	Guarantee of 9.750% Senior Notes Due 2029	Other				0.0001476	$ 0.00
Fees to be Paid	3	Debt	9.000% Senior Notes Due 2030	457(o)	750,000,000		$ 750,000,000.00	0.0001476	$ 110,700.00
Fees to be Paid	4	Other	Guarantee of 9.000% Senior Notes Due 2030	Other				0.0001476	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,450,000,000.00		$ 214,020.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 214,020.00
Offering Note
[1]	Applies to offering lines 1 through 4. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

[2]	Applies to offering lines 2 and 4. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to each of the guarantees.

[3]	Applies to offering lines 1 through 4. Represents the aggregate principal amount of the Registrant's 9.750% Senior Notes due 2029 and 9.000% Senior Notes due 2030 to be offered in the exchange offer to which the registration statement relates.

[4]	Applies to offering lines 2 and 4. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to each of the guarantees.